Exhibit 99.1

Tilly’s, Inc. Announces Fiscal 2019 First Quarter Results
Comp Store Net Sales Increase 2.4%; EPS of $0.02
Introduces Second Quarter Outlook

Irvine, CA – May 29, 2019 – Tilly’s, Inc. (NYSE: TLYS, the "Company") today announced financial results for the first quarter of fiscal 2019 ended May 4, 2019.

“Tillys continued its positive momentum during the first quarter of fiscal 2019 with its twelfth consecutive quarter of flat to positive comp sales," commented Ed Thomas, President and Chief Executive Officer. "Although the second quarter is off to a slow start, our goal is to continue improving our operating results during fiscal 2019."

First Quarter Results Overview
The following comparisons refer to operating results for the first quarter of fiscal 2019 versus the first quarter of fiscal 2018 ended May 5, 2018:

•
Total net sales were $130.3 million, an increase of $6.7 million or 5.4%, compared to $123.6 million last year. The Company ended first quarter of fiscal 2019 with 229 total stores compared to 222 total stores last year, both including three RSQ-branded pop-up stores.

•
Comparable store net sales, which includes e-commerce net sales, increased 2.4% compared to an increase of 0.1% during last year's first quarter. E-commerce net sales increased 29.6% and represented approximately 15.1% of total net sales this year, compared to a decrease of 7.2% and a 12.2% share of total net sales last year. Comparable store net sales in physical stores decreased 1.4% and represented approximately 84.9% of total net sales, compared to an increase of 1.2% and an 87.8% share of total net sales last year.

•
Gross profit was $35.7 million, an increase of $0.7 million or 2.0%, compared to $35.0 million last year. Gross margin, or gross profit as a percentage of net sales, decreased to 27.4% from 28.3% last year. This 90 basis point decrease in gross margin was primarily due to an 80 basis point increase in distribution costs primarily as a result of higher e-commerce shipping costs associated with strong e-commerce net sales growth and a 70 basis point decrease in product margins due to higher total markdowns. These cost increases were partially offset by 60 basis points of improved leverage of occupancy and buying costs as a percentage of net sales.

•
Selling, general and administrative expenses ("SG&A") were $35.5 million, or 27.3% of net sales, compared to $33.6 million, or 27.2% of net sales, last year. The $1.9 million increase in SG&A was primarily attributable to an increase in store payroll of approximately $1.0 million due in part to minimum wage and annual merit increases, and an increase in e-commerce marketing and fulfillment expenses of approximately $0.8 million associated with e-commerce net sales growth.

•
Operating income was $0.1 million, or 0.1% of net sales, compared to $1.3 million, or 1.1% of net sales, last year. The $1.2 million decline in operating results was largely attributable to the increased costs associated with e-commerce net sales growth and the minimum wage impact on store payroll, as explained above, partially offset by the positive impact of improved comp sales results.

•	Other income increased to $0.8 million from $0.4 million last year, primarily due to higher interest rates on our cash and marketable securities investment portfolio compared to last year.

•
Income tax expense was $0.3 million, or 30.6% of pre-tax income, compared to $0.5 million, or 28.6% of pre-tax income, last year. Income tax expense includes certain discrete items associated with employee stock-based award activity in both periods.

•	Net income was $0.7 million, or $0.02 per diluted share, compared to $1.2 million, or $0.04 per diluted share, last year.

Balance Sheet and Liquidity
As of May 4, 2019, the Company had $109.8 million of cash and marketable securities and no debt outstanding under its revolving credit facility. This compares to $105.0 million of cash and marketable securities and no debt outstanding under its revolving credit facility as of May 5, 2018. For the third consecutive year, the Company paid a special cash dividend to its stockholders in February. This year's special cash dividend was approximately $29.5 million in the aggregate, or $1 per share.

Fiscal 2019 Second Quarter Outlook
The Company's quarter-to-date comparable store net sales have decreased 6.6% through Memorial Day weekend. The Company believes this slow start is largely attributable to unseasonable weather across much of the country, particularly in California where 95 of the Company's 228 total stores reside, resulting in weak sales results across almost all spring/summer product categories. The Company believes these results will improve over the remainder of the second quarter, assuming more normal weather patterns occur. Based on current and historical trends, the Company expects its second quarter total net sales to range from approximately $154 million to approximately $159 million based on a comparable store net sales decrease of 1% to 4% for the quarter as a whole. The Company expects second quarter operating income to range from approximately $6.5 million to approximately $8.5 million, and earnings per diluted share to range from $0.17 to $0.23. This outlook assumes no non-cash store asset impairment charges, an anticipated effective tax rate of approximately 27%, and weighted average shares of approximately 30 million.
Regarding the legal settlement coupons the Company issued last September, less than 2% have been redeemed to date, resulting in no material impact on its business. All such coupons will expire on September 4, 2019. While there can be no guarantee that redemptions will remain immaterial during the upcoming back-to-school season, the Company is not expecting any meaningful impacts on its business during the final three months of the redemption period based on the redemption results thus far.

Conference Call Information
A conference call to discuss these financial results is scheduled for today, May 29, 2019, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software.
A telephone replay of the call will be available until June 12, 2019, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13690445. Please note participants must enter the conference identification number in order to access the replay.

About Tillys
Tillys is a leading specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive assortment of iconic global, emerging, and proprietary brands rooted in an active and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 228 total stores, including two RSQ pop-up stores, across 33 states and its website, www.tillys.com.

Forward-Looking Statements
Certain statements in this press release and oral statements made from time to time by our representatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our future financial and operating results, including but not limited to future comparable store sales, future operating income, future net income, future earnings per share, future gross, operating or product margins, anticipated tax rate, future inventory levels, and market share and our business and strategy, including but not limited to expected store openings and closings, expansion of brands and exclusive relationships, development and growth of our e-commerce platform and business, promotional strategy, and any other statements about our future expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the effect of weather, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	May 4, 2019	February 2, 2019	May 5, 2018
ASSETS
Current assets:
Cash and cash equivalents	$33,864	$68,160	$41,190
Marketable securities	75,953	75,919	63,799
Receivables	6,288	6,082	4,955
Merchandise inventories	58,963	55,809	56,837
Prepaid expenses and other current assets	5,294	11,171	9,266
Total current assets	180,362	217,141	176,047
Operating lease assets	244,139	—	—
Property and equipment, net	70,608	73,842	80,542
Other assets	2,176	2,185	3,277
Total assets	$497,285	$293,168	$259,866
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,479	$24,207	$19,504
Accrued expenses	17,044	18,756	23,713
Deferred revenue	9,105	10,373	7,622
Accrued compensation and benefits	7,019	8,930	6,614
Dividends payable	—	29,453	—
Current portion of operating lease liabilities	52,600	—	—
Current portion of deferred rent	—	5,540	5,322
Total current liabilities	109,247	97,259	62,775
Noncurrent operating lease liabilities	222,086	—	—
Noncurrent deferred rent	—	30,825	30,857
Other	1,422	1,757	2,476
Total liabilities	332,755	129,841	96,108
Stockholders’ equity:
Common stock (Class A), $0.001 par value; 100,000 shares authorized; 21,816, 21,642 and 15,197 shares issued and outstanding, respectively	22	21	15
Common stock (Class B), $0.001 par value; 35,000 shares authorized; 7,706, 7,844 and 13,948 shares issued and outstanding, respectively	8	8	14
Preferred stock, $0.001 par value; 10,000 shares authorized; no shares issued or outstanding	—	—	—
Additional paid-in capital	150,331	149,737	144,550
Retained earnings	14,012	13,335	19,068
Accumulated other comprehensive income	157	226	111
Total stockholders’ equity	164,530	163,327	163,758
Total liabilities and stockholders’ equity	$497,285	$293,168	$259,866

Tilly’s, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	May 4, 2019	May 5, 2018
Net sales	$130,303	$123,634
Cost of goods sold (includes buying, distribution, and occupancy costs)	94,619	88,657
Gross profit	35,684	34,977
Selling, general and administrative expenses	35,538	33,646
Operating income	146	1,331
Other income, net	829	383
Income before income taxes	975	1,714
Income tax expense	298	491
Net income	$677	$1,223
Basic income per share of Class A and Class B common stock	$0.02	$0.04
Diluted income per share of Class A and Class B common stock	$0.02	$0.04
Weighted average basic shares outstanding	29,469	29,080
Weighted average diluted shares outstanding	29,808	29,438

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended
	May 4, 2019	May 5, 2018
Cash flows from operating activities
Net income	$677	$1,223
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	5,209	5,815
Stock-based compensation expense	529	580
Impairment of assets	—	145
Loss on disposal of assets	10	—
Gain on sales and maturities of marketable securities	(549)	(265)
Deferred income taxes	(130)	(87)
Changes in operating assets and liabilities:
Receivables	246	(603)
Merchandise inventories	(3,154)	(3,811)
Prepaid expenses and other assets	479	246
Accounts payable	(895)	(1,710)
Accrued expenses	(806)	107
Accrued compensation and benefits	(1,911)	495
Operating lease liabilities and deferred rent	(715)	(381)
Deferred revenue	(1,268)	(1,084)
Net cash (used in) provided by operating activities	(2,278)	670
Cash flows from investing activities
Purchase of property and equipment	(3,059)	(2,946)
Purchases of marketable securities	(34,572)	(21,052)
Proceeds from marketable securities	35,000	40,397
Net cash (used in) provided by investing activities	(2,631)	16,399
Cash flows from financing activities
Dividends paid	(29,453)	(29,067)
Proceeds from exercise of stock options	151	85
Taxes paid in lieu of shares issued for stock-based compensation	(85)	(99)
Net cash used in financing activities	(29,387)	(29,081)
Change in cash and cash equivalents	(34,296)	(12,012)
Cash and cash equivalents, beginning of period	68,160	53,202
Cash and cash equivalents, end of period	$33,864	$41,190

Tilly's, Inc.
Store Count and Square Footage

	Stores Open at Beginning of Quarter	Stores Opened During Quarter	Stores Closed During Quarter	Stores Open at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2018 Q1	219	4	1	222	1,675
2018 Q2	222	4	—	226	1,698
2018 Q3	226	5	4	227	1,693
2018 Q4	227	2	—	229	1,703
2019 Q1	229	1	1	229	1,708

Note: Total stores opened during fiscal 2018 includes four RSQ-branded, pop-up stores.

Investor Relations Contact:
Michael Henry, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com